EXHIBIT 99.3

PG&E CORPORATION

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

	Year Ended December 31,

	2003	2002(1)	2001(1)
(in millions, except per share amounts)
Income from continuing operations	$791	$1,723	$1,021

Discontinued operations	(365)	(2,536)	69

Net income (loss) before cumulative effect of changes in accounting principles	426	(813)	1,090

Cumulative effect of changes in accounting principles	(6)	(61)	9

Net income (loss) for basic calculations	420	(874)	1,099

Earnings (loss) allocated to common shareholders, basic	401	(853)	1,099

Earnings (loss) allocated to 9.50% Convertible Subordinated Notes, basic	19	(21)	–

Net income (loss)	420	(874)	1,099

Weighted average common shares outstanding, basic(2)	385	371	363

9.50% Convertible Subordinated Notes	19	9	–

Weighted average common shares and participating securities, basic	404	380	363

Employee stock options and PG&E Corporation shares held by grantor trusts	4	2	1

PG&E Corporation Warrants	5	2	–

Weighted average common shares outstanding and participating securities, diluted	413	384	364

Earnings (Loss) Per Common Share, Basic

Income (loss) from continuing operations	$1.96	$4.53	$2.81

Discontinued operations	(0.90)	(6.67)	0.19

Cumulative effect of changes in accounting principles	(0.01)	(0.16)	0.02

Rounding	(0.01)	–	0.01

Net earnings (loss)	$1.04	$(2.30)	$3.03

Earnings Per Common Share, Diluted

Income (loss) from continuing operations	$1.92	$4.49	$2.80

Discontinued operations	(0.88)	(6.60)	0.19

Cumulative effect of changes in accounting principles	(0.01)	(0.16)	0.02

Rounding	(0.01)	–	0.01

Net earnings (loss)	$1.02	$(2.27)	$3.02

(1)  Prior period amounts of NEGT, Inc. have been reclassified to discontinued operations.

(2)  Weighted average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (23,815,500 shares at December 31, 2003, 2002 and 2001) and PG&E Corporation shares held by grantor trusts to secure deferred compensation obligations (281,985 shares at December 31, 2003, 2002, and 2001).